Exhibit 99.2

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Your vote matters – here’s how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., EST, on September 17, 2019.

Online Go to www.investorvote.com/MSL or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/MSL

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommend a vote FOR Proposals 1, 2 and 3.

	For	Against	Abstain	For	Against	Abstain
1. A proposal to approve the Agreement and Plan of Merger, dated as of April 30, 2019, by and between MidSouth and Hancock Whitney Corporation, as such agreement may be amended from time to time;	☐	☐	☐

2. A proposal to approve, on an advisory (non-binding) basis, the compensation that certain executive officers of MidSouth may receive in connection with the merger pursuant to existing agreements or arrangements with MidSouth; and

				☐	☐	☐
	For	Against	Abstain

3. A proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the MidSouth merger proposal.

	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by the proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized persons. If a partnership, please sign in partnership name by authorized persons.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

Important notice regarding the Internet availability of proxy materials for the Special Meeting of Shareholders.

The Notice and Proxy Statement/Prospectus are available at:

http://www.edocumentview.com/MSL

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/MSL

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Special Meeting of Shareholders – September 18, 2019

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Monique Bradberry and Ceci Thomassie, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of MidSouth Bancorp, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Shareholders of the company to be held September 18, 2019 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy will be voted as specified. If no specific directions are given, this proxy will be voted FOR the proposed merger, FOR the non-binding advisory resolution on the compensation that certain of our executive officers may receive in connection with the merger, and FOR the approval to adjourn the special meeting if necessary or appropriate.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.